Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 ASR No. 333-140732) and related Prospectus of CSX Corporation (CSX) for the registration of securities and to the incorporation by reference therein of our reports dated February 15, 2008, with respect to the consolidated financial statements of CSX and the effectiveness of internal control over financial reporting of CSX included in its Annual Report (Form 10-K) for the year ended December 28, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jacksonville, Florida

March 20, 2008